Exhibit 16.1

February 10, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Strategic Storage Trust IV, Inc. in the Registration Statement on Form S-11 (File No. 333-212639) under the caption “Change in Independent Registered Public Accounting Firm,” pursuant to Item 304 of Regulation S-K, which we understand will be filed with the U.S. Securities and Exchange Commission. We agree with the statements concerning our firm in such Form S-11. We have no basis to agree or disagree with other statements included therein.

Very truly yours,

/s/ CohnReznick LLP